Exhibit 77C for 11/30/2007 N-SAR:  Submission of Matters to a
Vote of Shareholders

First Trust/Four Corners Senior Floating Rate Income Fund

The Joint Annual Meeting of Shareholders of the First Trust/Four Corners Senior Floating Rate Income Fund and First Trust/Four Corners Senior Floating Rate Income Fund II was held on September 10, 2007. At the Annual Meeting, holders of Common and Preferred Shares of First Trust/Four Corners Senior Floating Rate Income Fund voting together elected James A. Bowen for a three-year term, Trustee Niel B. Nielson for a two-year term and Trustee Richard E. Erickson for a one-year term. Holders of Preferred Shares elected Trustee Thomas R. Kadlec and Trustee Robert F. Keith each for one-year terms. The number of votes cast in favor of James A. Bowen was 4,482,639, the number of votes withheld was 114,575 and the number of abstentions was 329,416. The number of votes cast in favor of Niel B. Nielson was 4,477,935, the number of votes withheld was 119,279 and the number of abstentions was 329,416. The number of votes cast in favor of Richard E. Erickson was 4,482,185, the number of votes withheld was 115,029 and the number of abstentions was 329,416. The number of votes cast in favor of Thomas R. Kadlec was 1,990, no votes were withheld and the number of abstentions was 290. The number of votes cast in favor of Robert F. Keith was 1,990, no votes were withheld and the number of abstentions was 290.

First Trust/Four Corners Senior Floating Rate Income Fund II

The Joint Annual Meeting of Shareholders of the First Trust/Four Corners Senior Floating Rate Income Fund and First Trust/Four Corners Senior Floating Rate Income Fund II was held on
September 10, 2007. At the Annual Meeting, holders of Common and Preferred Shares of First Trust/Four Corners Senior Floating Rate Income Fund II voting together elected James A. Bowen for a three-year term, Trustee Niel B. Nielson for a two-year term and Trustee Richard E. Erickson for a one-year term. Holders of Preferred Shares elected Trustee Thomas R. Kadlec and Trustee Robert F. Keith each for one-year terms. The number of votes cast in favor of James A. Bowen was 23,766,772, the number of votes withheld was 166,890 and the number of abstentions was 1,362,278. The number of votes cast in favor of Niel B. Nielson was 23,747,738, the number of votes withheld was 185,924 and the number of abstentions was 1,362,278. The number of votes cast in favor of Richard E. Erickson was 23,754,041, the number of votes withheld was 179,621 and the number of abstentions was 1,362,278. The number of votes cast in favor of Thomas R. Kadlec was 3,188, no votes were withheld and the number of abstentions was 812.
The number of votes cast in favor of Robert F. Keith was 3,188, no votes were withheld and the number of abstentions was 812.